UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2025

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 12th Street, 14th Floor
Oakland, CA 94607
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 778-7787
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ELF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2025, e.l.f. Beauty, Inc., a Delaware corporation (the “Company”), entered into that certain Fifth Amendment to Amended and Restated Credit Agreement (the “Amendment”) among the Company, e.l.f. Cosmetics, Inc., a Delaware corporation (“e.l.f. Cosmetics”), certain of the Company’s other subsidiaries party thereto, Bank of Montreal, as administrative agent (in such capacity, the “Agent”), and the lenders party thereto, to the Amended and Restated Credit Agreement, dated as of April 30, 2021, among the Company, e.l.f. Cosmetics, certain of the Company’s other subsidiaries party thereto, the lenders party thereto and the Agent (as amended prior to the Amendment, the “Existing Credit Agreement,” and as further amended by the Amendment, the “Amended Credit Agreement”).

The Amendment, among other things, established a term loan facility in an aggregate principal amount of $600 million (the “Term Facility”), made technical changes to the Existing Credit Agreement in connection with adding a term loan facility, increased the maximum permitted total net leverage ratio financial covenant and increased the interest rate margin for loans under the Company’s existing revolving line of credit (the “Revolving Credit Facility”). The proceeds of the Term Facility are available to e.l.f. Cosmetics and certain other subsidiaries of the Company to pay a portion of the consideration payable upon the consummation of the Merger (as defined below), to pay off the existing credit facility of HRBeauty, LLC, a Delaware limited liability company (“rhode”), to pay fees and expenses in connection with the foregoing and for working capital and other general corporate purposes.

Loans under the Term Facility will bear interest at a rate per annum equal to, at e.l.f. Cosmetics’ election: SOFR or an alternate base rate as set forth in the Amendment, plus an interest rate margin, to be based on consolidated total net leverage ratio levels, ranging from, (i) in the case of SOFR loans, 1.50% to 2.25%; provided that if SOFR is less than 0.00%, such rate shall be deemed to be 0.00%, and (ii) in the case of alternate base rate loans, 0.50% to 1.25%; provided that if the alternate base rate is less than 1.00%, such rate shall be deemed to be 1.00%. The fees on the unused commitments under the Revolving Credit Facility, based on consolidated total net leverage ratio levels, was increased to 0.15% and 0.20% from 0.10% and 0.15%, respectively, for the two lowest pricing levels while the two highest pricing levels remain unchanged at 0.20% and 0.25%, respectively.

The Term Facility will amortize in equal quarterly installments of 1.25% of the original principal amount thereof for the first three years following the closing of the Amendment and 1.875% for the two years thereafter with such amortization payments to commence on December 31, 2025. The remaining balance of the Term Facility will be due at maturity on March 3, 2030.

Except as provided in the Amendment, all other terms and provisions of the Existing Credit Agreement remain the same.

The foregoing descriptions of the Amendment and the Amended Credit Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amendment and the Amended Credit Agreement. The Amendment, which includes the Amended Credit Agreement as Exhibit A thereto is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 5, 2025, the Company and e.l.f. Cosmetics consummated the previously announced acquisition of rhode, pursuant to the Agreement and Plan of Merger, dated as of May 28, 2025 (the “Merger Agreement”), by and among the Company, e.l.f. Cosmetics, rhode, Glaze Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of e.l.f. Cosmetics (“Merger Sub”), the holders of membership interests in rhode (the “Sellers” and each, a “Seller”), and David Levin, solely in his capacity as the representative of the Sellers (the “Sellers’ Representative”). Pursuant to the terms of, and subject to the conditions specified in, the Merger Agreement, Merger Sub merged with and into rhode (the “Merger”), and upon consummation of the Merger, Merger Sub ceased to exist and rhode became a wholly owned subsidiary of e.l.f. Cosmetics.

Upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), all outstanding limited liability company interests of rhode were cancelled and converted into the right to receive (i) aggregate consideration of $800 million, subject to certain adjustments set forth in the Merger Agreement (the “Closing Consideration”), and (ii) contingent consideration (if any) in cash (the “Earn-Out”) of (A) up to $100 million based on the achievement by the rhode business of annual revenue projections prepared by rhode over a three-year period following the Closing and (B) up to an additional $100 million upon overachievement by the rhode business of such revenue projections by a specified amount over the same period. A total of $600 million of the Closing Consideration was paid in cash, subject to certain adjustments set forth in the Merger Agreement, and approximately $200 million of the Closing Consideration was paid in shares of the Company’s common stock, par value $0.01 per share (“Company Stock”), having a per share value of $77.1685, which was based upon the average of the daily volume-weighted average sales price per share of Company Stock on the New York Stock Exchange, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten consecutive trading days ending on and including the third trading day immediately preceding the date of the Merger Agreement (the “Stock Consideration”). Buyer funded a portion of the Closing Consideration through borrowings under its Amended Credit Agreement referred to in Item 1.01 above.

The Company’s issuance of Company Stock described herein was made in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Under the terms of the Merger Agreement, the Company agreed to file a shelf registration statement on Form S-3 or, if Form S-3 is not available to the Company, another appropriate form, covering the resale of the shares of Company Stock to be issued in the Merger.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.
On August 6, 2025, the Company issued a press release announcing its financial results for the three months ended June 30, 2025, a copy of which is attached hereto as Exhibit 99.1.
The information in this Item 2.02 of Current Report on Form 8-K and Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Securities and Exchange Commission’s rules and regulations, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Exhibits.

(a)	Financial Statements of Businesses Acquired
Financial statements, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information
Financial statements, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date that this Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

Exhibit No.	Description

2.1*†	Agreement and Plan of Merger, dated as of May 28, 2025, by and among e.l.f. Beauty, Inc., e.l.f. Cosmetics, Inc., Glaze Merger Sub, LLC, HRBeauty LLC, the Sellers identified therein and David Levin.
10.1
Fifth Amendment to Amended and Restated Credit Agreement, dated August 5, 2025, by and among the e.l.f. Beauty, Inc., e.l.f. Cosmetics, Inc., W3LL People, Inc. J.A. RF, LLC, Naturium Holdings, Inc., Naturium, LLC, Bank of Montreal and the lenders from time to time party thereto

99.1	Press release dated August 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Portions of the exhibit have been omitted from this filing (indicated by “[***]”) pursuant to Item 601(b)(2)(ii) of Regulation S-K, which portions will be furnished to the Securities and Exchange Commission (the “SEC”) upon request

† Schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: August 6, 2025	By:	/s/ Mandy Fields
Mandy Fields
Chief Financial Officer